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                                             Exhibit C

                     JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in Amendment No. 4 to Schedule 13D referred to below) on behalf of each of them of a statement on Amendment No. 4 to
Schedule 13D (including further amendments thereto) with respect to the Common Stock (par value $.10 per share) of Micron Technology, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     The parties hereto do not constitute a "group" for the purposes of Section 13(d)(3) and Rule 13d-5, and John R. Simplot, JRS Properties L.P., J.R. Simplot Self-Declaration of Revocable Trust dated December 21, 1989, J.R. Simplot Company and Simplot Canada Limited disclaim beneficial ownership of the Stock as set forth under Item 5 of this Amendment No. 4 to Schedule 13D. The filing of this Amendment No. 4 to Schedule 13D is not to be construed as evidence that any of the parties hereto are required to file this Amendment.

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 27th day of November, 1995.


J. R. Simplot Company             Simplot Canada Limited

By:     /s/ RONALD N. GRAVES      By:    /s/ RONALD N. GRAVES
Title:  Secretary_____________    Title: Secretary___________


JRS Properties L.P.               John R. Simplot

By:  /s/ JOHN R. SIMPLOT______    /s/ JOHN R. SIMPLOT________
     John R. Simplot,
     as General Partner


J. R. Simplot Self-
Declaration of Revocable Trust
dated December 21, 1989

By:  /s/ JOHN R. SIMPLOT______
     John R. Simplot,
     as Trustee